                                                                      EXHIBIT 21




               Texas Equipment Corporation's List of Subsidiaries

      Names of Subsidiaries                      State of Incorporation
      ---------------------                      ----------------------
      Texas Equipment Co., Inc.                  Texas
      New Mexico Implement Company, Inc.         New Mexico